                                                                    EXHIBIT 3(A)

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              AEP INDUSTRIES INC.

    It is hereby certified that:

    1. The present name of the corporation (hereinafter called the "Corporation") is AEP Industries Inc., which is the name under which the Corporation was originally incorporated; and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is November 13, 1985.

    2. The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth and which is entitled Restated Certificate of Incorporation of AEP Industries Inc., without any further amendment and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

    3. The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

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                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              AEP INDUSTRIES INC.

    THE UNDERSIGNED, for the purpose of forming a corporation pursuant to the provisions of the

General Corporation Law of the State of Delaware, does hereby certify as follows:

    FIRST:  The name of the Corporation is AEP Industries Inc. (the
"Corporation").

    SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805-1297, and the name of the Corporation's registered agent at such address is Corporation Service Company.

    THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

    FOURTH: The total number of shares of Capital Stock which the Corporation shall have authority to issue is 1,000,000 shares of Preferred Stock, $1.00 par value ("Preferred Stock") and 30,000,000 shares of Common Stock, $.01 par value ("Common Stock"). The powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitation or restrictions of the Preferred stock shall be as follows:

    1. (a) The Preferred Stock may be issued from time to time as shares of one or more series of Preferred Stock, and in the resolution or resolutions providing for the issue of shares of each particular series, before issuance, the Board of Directors of the Corporation is expressly authorized to fix:

            (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

            (ii) the rate of dividends payable on such series, whether or not dividends shall be cumulative, the date or dates from which dividends shall accrue and, if cumulative, shall be cumulative and the relationship which such dividends shall bear to dividends payable on any other series;

           (iii) whether or not the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other terms and conditions of such redemption;

            (iv) whether or not the shares of such series shall be subject to the operation of a sinking fund or a fund of similar nature and, if so, the terms thereof;

            (v) the rights of the shares of each series in case of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon any distribution of its assets;

            (vi) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other series or class of stock of the Corporation and, if so, the terms of conversion or exchange;

           (vii) whether or not the shares of such series shall have voting rights in addition to the voting rights provided by law and in paragraph 5 below and, if so, the nature and extent thereof; and

          (viii) the consideration to be received by the Corporation for the shares of such series.

        (b) The shares of the Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from which dividends thereon shall accrue or be cumulative.

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        (c) In case the stated dividends and the amounts, if any, payable on liquidation, dissolution or winding up of the Corporation are not paid in full, the shares of each series of the Preferred Stock, after the payment in full of such dividends and amounts to all series of the Preferred Stock ranking senior to such series and before any payment to any series ranking junior thereto, shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends, in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

        (d) Upon the issuance of any series of Preferred Stock, a certificate setting forth the resolution or resolutions (including the designation, description and terms of such series) adopted by the Board of Directors with respect to such series shall be made and filed in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificates shall be signed and acknowledged on behalf of the Corporation by its President or a Vice President, and its corporate seal shall be affixed thereto and attested by its Secretary or an Assistant Secretary, and such certificate shall be filed and kept on file at the principal office of the Corporation in the State of Delaware or at such other place or places as the Board of Directors shall designate.

    2. The holders of each series of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds of the Corporation legally available for the payment of dividends, dividends in cash at the annual rate for such series provided by the Board of Directors in the certificate made pursuant to subparagraph (d) of paragraph 1 with respect to such series, before any dividends shall be declared and paid upon or set apart for the holders of any series of Preferred Stock ranking junior to such series as to dividends or of any junior stock, payable in respect of each calendar quarter on a date, which shall be provided by the Board of Directors in such certificate with respect to such series, within fifty (50) days following the end of the such quarter. Such dividends on the Preferred Stock shall be payable to holders of such series of record on the date, not exceeding fifty (50) days preceding the dividend payment date, fixed for such purpose by the Board of Directors with respect to such series in advance of the payment of each particular dividend.

    3. If so provided by the Board of Directors in the certificate made pursuant to subparagraph (d) of paragraph 1, the Corporation, at the option of the Board of Directors (or in accordance with the requirements of any sinking fund for any one or more series of Preferred Stock established by the Board of Directors), may redeem the whole or any part of the Preferred Stock at any time outstanding, or the whole or any part of any series thereof, at such time or times and from time to time and at such redemption price or prices as may be provided by the Board of Directors in such certificate together in each case with all dividends accrued and accumulated but unpaid (other than non-cumulative dividends from past dividend periods), but computed without interest, and otherwise upon the terms and conditions fixed by the Board of Directors for any such redemptions.

    4. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each series of the Preferred Stock then outstanding shall be entitled to receive, after the payment in full of all amounts to which the holders of all series of the Preferred Stock ranking senior thereto are entitled, out of the assets of the Corporation, before any distribution or payment shall be made to the holders of any series of the Preferred Stock ranking junior to such series upon liquidation, dissolution or winding up of the Corporation or of any junior stock, the amount, if any, for each share provided by the Board of Directors in the certificate made pursuant to subparagraph (d) of paragraph 1, plus, in respect or each such share, all dividends accrued and accumulated but unpaid (other than non-cumulative dividends from past dividend periods), but computed without interest. If payment shall have been made in full to the holders of each series of the Preferred Stock, the remaining shares of the Corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and pro rata in accordance with their respective holdings.

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    5.  On all matters with respect to which holders of the Preferred Stock or of certain series thereof are entitled to vote as a single class, each holder of Preferred Stock afforded such class voting right shall be entitled to one vote for each share held.

    6. For purpose of this Article FOURTH, the terms "junior stock" shall mean the Common Stock and any other class of stock of the Corporation hereafter authorized which shall rank junior to all series of the Preferred Stock as to all dividends or preference on dissolution, liquidation or winding up of the Corporation.

    FIFTH: The number of directors of the Corporation shall be fixed as provided in the by-laws of the Corporation (the "By-laws"). The directors shall be divided into three classes, each class to contain as near as possible to one-third (1/3) of the total number of directors of the Board of Directors so fixed in the By-laws, and, except as otherwise provided by statute, in the case of any increase in the number of directors fixed in the By-laws, such increase shall be apportioned among the classes of directors so as to maintain each class as near as possible to one-third of the total number of directors as so increased. The initial term of office for members of the first class shall expire at the annual meeting of stockholders next following; the initial term for members of the second class shall expire at the annual meeting of stockholders one year thereafter; and the initial term for members of the third class shall expire at the annual meeting of stockholders two years thereafter. At the expiration of the initial term, and of each succeeding term of each class, the directors of each class shall be elected to serve for a term of three years. The By-laws may contain any provision regarding classification not inconsistent with the terms hereof.

    SIXTH: The Corporation shall indemnify and hold harmless any director, officer, employee or agent of the Corporation from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Corporation, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the extent permitted by the laws of the State of Delaware, as they may be amended from time to time.

    SEVENTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation, except as specifically stated therein.

    EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and it stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourth in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

    NINTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and Directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more officers within or without the state of Delaware, at such places as may be from time to time

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designated by the By-laws or by resolution of the stockholders or Directors.
Elections of Directors need not be by ballot unless the By-laws of the Corporation shall so provide.

    TENTH: Subject to the terms of Article FOURTEEN hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    ELEVENTH: The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of "Voting Stock" (as hereinafter defined) of the Corporation shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined); provided, however, that the eighty percent (80%) voting requirement referred to above shall not be applicable if:

    1. The Board of Directors of the Corporation by a vote of not less than a majority of the directors then holding office (a) expressly approved in advance the acquisition of outstanding shares of Voting Stock of the Corporation that resulted in any "Related Person" (as hereinafter defined) becoming a Related Person or (b) expressly approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person;

    2. The Business Combination is solely between the Corporation and another Corporation, one hundred percent (100%) of the Voting Stock of which is owned directly or indirectly by the Corporation; or

    3. All of the following conditions have been met or have been waived by a vote of not less than a majority of the "Continuing Directors" (as hereinafter defined): (a) The Business Combination is a merger or consolidation proposed to be consummated within one year after the date of the transaction pursuant to which such Related Person became a Related Person, and the cash or fair market value of the property, securities or other considerations are received per share by holders of Common Stock in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends) paid by the Related Person in acquiring any of its holdings of Common Stock; (b) the consideration to be received by such holders is either cash or, if the Related Person acquired the majority of its holdings of Common Stock for a form of consideration other than cash, in the same form of consideration; (c) after such Related Person has become a Related Person and prior to consummation of such Business Combination: (i) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding shares of Preferred Stock, (ii) there shall have been no reduction in the dividends paid per share on the Common Stock (adjusted as appropriate for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends), (iii) such Related Person shall not have become the "Beneficial Owner" (as hereinafter defined) of any additional shares of Voting Stock of the Corporation except as part of the transaction that results in such Related Person becoming a Related Person, and (iv) such Related Person shall not have received any benefit directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and (d) a proxy statement in compliance with the requirements of the Exchange Act (as hereinafter defined) and the rules and regulations promulgated thereunder (or any subsequent provisions replacing the Exchange Act, rules or regulations) shall be mailed to the public stockholders of the Corporation at least forty (40) days prior to the consummation of the Business Combination for the purpose of soliciting stockholder approval of the Business Combination, and shall contain at the front thereof in a prominent place any recommendations as to the advisability or inadvisability of the Business Combination that the Continuing Directors or any of them may choose to state and an opinion of a reputable investment banking firm as to the fairness (or otherwise) of the terms of such Business Combination from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for its services by the Corporation).

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    For the purposes of this Article and Article TWELFTH:

        (i) The term Business Combination" shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into a Related Person, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any "Substantial part" (as hereinafter defined) of the assets either of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary, to or with a Related Person, (c) any sale, lease, exchange, transfer or other disposition of assets having a fair market value of $2,000,000 or more of a Related Person to the Corporation or a subsidiary of the Corporation, (d) the issuance or transfer by the Corporation or a subsidiary (other than by way of a pro rata distribution to all stockholders) of any securities of the Corporation or a subsidiary of the Corporation to a Related Person, (e) any reclassification of securities (including any reserve stock split) or recapitalization by the Corporation, the effect of which would be to increase the voting power (whether or not then exercisable) of a Related Person, (f) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person, (g) any series or combination of transactions directly or indirectly having the same effect as any of the foregoing and (h) any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.

        (ii) The term "Continuing Director" shall mean any member of the Board of Directors who is not affiliated with a Related Person and who was a member of the Board of Directors immediately prior to the time that the Related Person became a Related Person, and any successor to a Continuing Director who is not affiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then member of the Board of Directors.

       (iii) The term "Related Person" shall mean and include any individual, corporation, partnership or other "person" or "group" of persons or entities (as such terms are used on January 1, 1985 in Rule 13d under the Securities Exchange Act of 1934 (the "Exchange Act")), and the "Affiliates" and "Associates" (as such terms are defined on January 1, 1985 in Rule 12b-2 under the Exchange Act) of any such individual, corporation, partnership or other person or group of persons, other than the Corporation or any employee benefit plan or plans sponsored by the Corporation, that individually or together constitute the "Beneficial Owner" (as defined on January 1, 1985 in Rule 13d-3 and Rule 14d-1(b)(4) under the Exchange Act) of an aggregate of twenty percent (20%) or more of the outstanding Voting Stock of the Corporation.

        (iv) The term "Substantial Part" shall mean more than five percent (5%) of the book value of the total assets of the subject entity as of the end of the fiscal year ending prior to the time of the determination of, in the case of Voting Stock of a subsidiary of the Corporation, twenty percent (20%) or more of the outstanding shares of such subsidiary's Voting Stock.

        (v) Any person or group that has the right to acquire any shares of Voting Stock of the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise shall be deemed a Beneficial Owner for purposes of determining whether such person or group, individually or together with its Affiliates and Associates, is a Related Person.

        (vi) For purposes of subparagraph (3) of this Article ELEVENTH, the expression "other considerations to be received" shall include, without limitation, Common Stock retained by the Corporation's existing public stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.

       (vii) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation or other corporation entitled to vote generally in the election of directors, and each reference to a proportion of shares of Voting Stock shall refer to shares having such proportion of the number of shares entitled to be cast.

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    TWELFTH:  Except as approved by a vote of not less than a majority of the directors of the Corporation then holding office (or, in the event that the Corporation at the time has a Related Person, then by a vote of not less than a majority of the Continuing Directors), no action shall be taken by the stockholders of the Corporation except at an annual or special meeting with prior notice and a vote; provided, however, that holders of the Preferred Stock may act by written consent to the extent provided in the resolution or resolutions referred to in Article FOURTH hereof. Except as provided herein above, no action shall be taken by the stockholders by written consent.

    THIRTEENTH: The stockholders shall not make, repeal, alter, amend or rescind the By-laws except by the vote of the holders of not less than eighty percent (80%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article THIRTEENTH as one class.

    FOURTEENTH: Articles FIFTH, SIXTH, ELEVENTH, TWELFTH and THIRTEENTH hereof and this Article FOURTEENTH may not be amended, altered, changed, repealed or rescinded in any respect unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article FOURTEENTH as one class. The voting requirements contained in this Article FOURTEENTH and in Articles ELEVENTH and THIRTEENTH hereof shall be in addition to voting requirements imposed by law or other provisions of this Certificate of Incorporation or any designation of preferences in favor of certain classes or series of classes of shares of capital stock of the Corporation.

    FIFTEENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If after approval by the stockholders of this provision the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall be by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of stock of the Corporation entitled to vote in the election of Directors, considered for the purposes of this Article FIFTEENTH as one class, shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

    SIXTEENTH: The foregoing provisions with respect to the number of directors, their powers and the votes required shall be subject to the terms of the Governance Agreement, dated as of June 20, 1996, as amended by Amendment No. 1 thereto, dated October 11, 1996, between Borden, Inc. and AEP Industries Inc., as it may be further amended and/or restated from time to time (collectively, the "Governance Agreement"). Notwithstanding any other provision of this Certificate of Incorporation, any conflict between (a) any action taken by this Corporation or the Board of Directors, or any provision of this Certificate of Incorporation or the By-laws of this Corporation, as each may be amended and/or restated from time to time, on the one hand, and (b) the terms of the Governance Agreement on the other, shall be resolved in favor of the terms of the Governance Agreement as the terms thereof may be applicable during the time period therein set forth unless otherwise agreed to in writing by Borden, Inc. Any amendment or repeal of this Article SIXTEENTH shall require the affirmative vote of the holders of more than 66- 2/3% of the Common Stock voting at a meeting called for such purpose.

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    IN WITNESS WHEREOF, the undersigned does hereby execute this Amended and
Restated Certificate of Incorporation this 9th day of April, 1997.

                                          AEP INDUSTRIES INC.

                                                  By: /s/ PAUL M. FEENEY

                                          --------------------------------------
                                                      Paul M. Feeney
                                                 EXECUTIVE VICE-PRESIDENT

Attest:

                              /s/ LAWRENCE R. NOLL
                 ---------------------------------------------
                                Lawrence R. Noll
                                   SECRETARY

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